VOXX INTERNATIONAL CORPORATION REPORTS ITS FISCAL 2018 SECOND QUARTER FINANCIAL RESULTS

HAUPPAUGE, NY - October 10, 2017 - VOXX International Corporation (NASDAQ: VOXX), today announced financial results for its Fiscal 2018 second quarter ended August 31, 2017.

On August 31, 2017, the Company completed its sale of Hirschmann Car Communication GmbH and its subsidiaries (“Hirschmann”) to a subsidiary of TE Connectivity Ltd. (“TE”). The consideration received by the Company was €148.5 million. The purchase price, at the exchange rate as of the close of business on August 31, 2017, was approximately $177.0 million and is subject to adjustment based upon the final working capital. VOXX International (Germany) GmbH, the Company’s German wholly-owned subsidiary, was the selling entity in this transaction.

Due to the fact that the selling entity was VOXX International (Germany) GmbH, there are certain expenses and related income that are reported in VOXX International Corporation’s continuing operations. The Hirschmann business is now accounted for in discontinued operations. Additional details can be found in the Company’s Form 10-Q which will be filed with the Securities and Exchange Commission today.

Pat Lavelle, President and Chief Executive Officer of VOXX International Corporation stated, “The sale of Hirschmann has strengthened our balance sheet, enabled us to pay down the majority of our debt while maintaining a healthy cash position, and provides us with additional availability under our facilities to implement our strategy. We continue to focus on driving organic growth and better efficiencies within our business, while pursuing accretive acquisitions that will enable us to leverage overhead, drive sales and position us for sustainable profitability.”

Second Quarter Performance Review

The following information includes financial results from continuing operations for the three-month period ended August 31, 2017 and August 31, 2016.

Net sales for the Fiscal 2018 second quarter were $113.5 million, a decrease of $4.9 million or 4.1% as compared to $118.3 million reported in the comparable year-ago period.

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Automotive segment sales were $32.7 million as compared to $38.9 million, a decline of $6.3 million or 16.1%. This was principally due to lower OEM sales, as an international program ended in the Fiscal 2018 first quarter and domestic OEM sales were impacted by the winding down of certain headrest programs with two OEM customers in anticipation of new programs beginning in the Fiscal 2018 third and fourth quarters. Additionally, the Company experienced higher aftermarket rear-seat entertainment sales as a result of the acquisition of Rosen Electronics during the Fiscal 2018 first quarter.

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Premium Audio segment sales were $39.9 million as compared to $34.9 million, an increase of $5.0 million or 14.4%. Driving the year-over-year increase were higher sales of new products, including various lines of HD wireless desktop and bookshelf size speakers, home entertainment speakers, wireless sound bars, Klipsch Heritage products, and wireless and multi-room streaming audio systems. These increases were partially offset by lower sales of commercial speakers due to timing of certain projects and programs.

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Consumer Accessories segment sales were $40.6 million as compared to $44.3 million, a decline of $3.7 million or 8.3%. The segment experienced higher sales of wireless speakers, Project Nursery products and new Striiv activity tracking bands, the latter of which was launched during the Fiscal 2018 second quarter. The Company also experienced an increase in international sales. Offsetting these increases were lower sales across select product lines within the hook-up and reception categories, among others.

VOXX International Corporation Reports its Fiscal 2018 Second Quarter Results

The gross margin for the Fiscal 2018 second quarter came in at 25.0% as compared to 27.4% for the same period last year, a decrease of 240 basis points.

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Automotive segment gross margins of 25.7% declined by 270 basis points, primarily as a result of lower OEM manufacturing sales given the timing of new programs, partially offset by an increase in sales of certain higher margin products related to the Rosen Electronics acquisition. Lower aftermarket fulfillment sales also had a positive impact on Automotive segment gross margins.

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Premium Audio segment margins of 31.1% declined by 180 basis points. This was primarily a result of promotions of older sound bars that the Company is phasing out to make way for a new line of products. The Company anticipates gross margin improvements in the second half of Fiscal 2018. The Company also experienced lower sales of its higher margin commercial speakers for the comparable fiscal second quarter periods, which adversely impacted segment margins.

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Consumer Accessories segment margins of 18.6% declined by 360 basis points. The year-over-year decline was primarily related to product mix, as the Company had lower sales of certain higher margin products, and higher fulfillment sales. The Company also incurred higher freight charges due to increased demand for certain remote products, incurred a one-time settlement charge related to a contract shortfall with a vendor, and had certain warranty reserves released and adjusted based on actual sales and warranty activity. These decreases were partially offset by higher sales of Project Nursery baby monitors and an increase in sales of wireless speakers, both of which positively impacted gross margins. Additionally, lower sales of action cameras positively impacted gross margins for the segment.

Operating expenses for the Fiscal 2018 second quarter were $38.7 million as compared to $34.6 million in the Fiscal 2017 second quarter, an increase of $4.1 million or 11.9%. The year-over-year increase in operating expenses was primarily related to higher advertising and marketing expenses, higher expenses related to the implementation of a new payroll and time and attendance system, and an increase in headcount in certain business units to support expected sales growth. Additionally, the Company incurred severance expense due to restructuring activities across certain business segments. These increases were partially offset by a decline in occupancy costs related to the consolidation of the Company’s shared services into one location, which was completed during the Fiscal 2017 fourth quarter. The increase in engineering and technical support expenses was primarily timing related in support of new OEM programs which will be launching in the Fiscal 2018 third and fourth quarters.

Total other expenses for the three months ended August 31, 2017 were $6.1 million as compared to $0.04 million in total other income in the comparable year-ago period. In the Fiscal 2018 second quarter, the Company recorded a $1.4 million gain related to its investment in RxNetworks, which was sold to a third party, and also accounted for net foreign currency losses of $7.4 million. Included in the foreign currency losses for the Fiscal 2018 second quarter are losses on forward contracts totaling $6.6 million incurred in conjunction with the sale of Hirschmann. These represented the biggest changes in total other (expenses) income for the comparable second quarter periods.

The Company reported a net loss from continuing operations of $19.8 million, and net income from discontinued operations, net of tax of $34.9 million, resulting in net income of $15.0 million for the Fiscal 2018 second quarter. This compares to net income from continuing operations of $3.5 million, which includes an income tax benefit of $5.5 million, and a net loss from discontinued operations, net of tax of $2.2 million. This resulted in net income of $1.3 million for the Fiscal 2017 second quarter. The year-over-year improvement in net income was $13.8 million when comparing the three months ended August 31, 2017 and August 31, 2016, respectively.

Net income attributable to VOXX International Corporation was $17.1 million for the Fiscal 2018 second quarter as compared to net income attributable to VOXX International Corporation of $3.0 million for the Fiscal 2017 second quarter. Taking into account foreign currency translation adjustments, derivatives designated for hedging, pension plan adjustments and unrealized holding losses on available-for-sale investment securities, net of tax, comprehensive

VOXX International Corporation Reports its Fiscal 2018 Second Quarter Results

income attributable to VOXX International Corporation was $39.3 million as compared to $2.3 million for the three-month periods ended August 31, 2017 and August 31, 2016, respectively. On an earnings per share basis, both basic and diluted, the Company reported earnings per share attributable to VOXX International Corporation of $0.71 for the Fiscal 2018 second quarter as compared to $0.12 for the Fiscal 2017 second quarter.

The Company reported Earnings before interest, taxes, depreciation and amortization (“EBITDA”) of $29.4 million and negative Adjusted EBITDA of $1.4 million for the Fiscal 2018 second quarter. This compares to EBITDA of $6.7 million and Adjusted EBITDA of $6.9 million for the comparable year-ago period.

Balance Sheet Update

For the period ended August 31, 2017, the Company had cash and cash equivalents of $45.8 million as compared to cash and cash equivalents of $1.0 million reported as of February 28, 2017, an increase of $44.9 million. The Company’s total debt of $18.7 million as of August 31, 2017 declined by $91.8 million as of February 28, 2017 as the Company used the net proceeds from the sale of Hirschmann to reduce the majority of its total debt position. Total long-term debt, net of debt issuance costs as of August 31, 2017 was $8.8 million as compared to $97.7 million as of February 28, 2017, an increase of $88.9 million. Further details can be found in Footnote 15 of the Company’s Form 10-Q which will be filed shortly with the Securities and Exchange Commission.

Mr. Lavelle continued, “We’re anticipating a stronger second half of Fiscal 2018 based on a number of new products coming to market. We have three new rear-seat entertainment programs which will enhance our Automotive business; new products and improved distribution within our Premium Audio group; and several new products under 808 Audio, Project Nursery, Singtrix and RCA that should lead to growth. Overall, we believe VOXX is well positioned to generate profitability in the second half of the year, with a much stronger platform as we move into Fiscal 2019.”

Conference Call and Webcast Information
VOXX International will be hosting its conference call on Wednesday, October 11, 2017 at 10:00 a.m. ET. Interested parties can participate by visiting www.voxxintl.com, and clicking on the webcast in the Investor Relations section or via teleconference (toll-free number: 877-303-9079; international: 970-315-0461 / conference ID: 94408456).

Non-GAAP Measures
EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share are not financial measures recognized by GAAP. EBITDA represents net income (loss) attributable to VOXX International Corporation, computed in accordance with GAAP, before interest expense and bank charges, taxes, and depreciation and amortization. Adjusted EBITDA represents EBITDA adjusted for stock-based compensation expense, gains on the sale of discontinued operations, losses on forward contracts, and investment gains. Depreciation, amortization and stock-based compensation are non-cash items. Diluted Adjusted EBITDA per common share represents the Company's diluted earnings per common share based on Adjusted EBITDA.

We present EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share in this Form 10-Q because we consider them to be useful and appropriate supplemental measures of our performance. Adjusted EBITDA and diluted adjusted earnings per common share help us to evaluate our performance without the effects of certain GAAP calculations that may not have a direct cash impact on our current operating performance. In addition, the exclusion of certain costs or gains relating to non-recurring events allows for a more meaningful comparison of our results from period-to-period. These non-GAAP measures, as we define them, are not necessarily comparable to similarly entitled measures of other companies and may not be an appropriate measure for performance relative to other companies. EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per common share should not be assessed in isolation from, are not intended to represent, and should not be considered to be more meaningful measures than, or alternatives to, measures of operating performance as determined in accordance with GAAP.

VOXX International Corporation Reports its Fiscal 2018 Second Quarter Results

About VOXX International Corporation
VOXX International Corporation (NASDAQ: VOXX) has grown into a worldwide leader in the Automotive, Consumer Electronics, Consumer Accessories and Premium Audio industries. Today, the Company has an extensive distribution network that includes power retailers, mass merchandisers, 12-volt specialists and many of the world’s leading automotive manufacturers. The Company has an international footprint and a growing portfolio, which comprises over 30 trusted domestic and global brands. Among the Company’s brands are Klipsch®, RCA®, Invision®, Jensen®, Audiovox®, Terk®, Acoustic Research®, Advent®, Code Alarm®, Car Connection®, 808®, AR for Her®, Prestige®, EyeLock, Jamo®, Energy®, Mirage®, Mac Audio®, Magnat®, Heco®, Schwaiger®, and Oehlbach®. For additional information, please visit our Web site at www.voxxintl.com.

Safe Harbor Statement
Except for historical information contained herein, statements made in this release that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made in this release are based on currently available information and the Company assumes no responsibility to update any such forward-looking statements. The following factors, among others, may cause actual results to differ materially from the results suggested in the forward-looking statements. The factors include, but are not limited to risks that may result from changes in the Company's business operations; our ability to keep pace with technological advances; significant competition in the automotive, premium audio and consumer accessories businesses; our relationships with key suppliers and customers; quality and consumer acceptance of newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introductions; foreign currency fluctuations and concerns regarding the European debt crisis; restrictive debt covenants; the possibility that the review of our prior filings by the SEC may result in changes to our financial statements; and the possibility that stockholders or regulatory authorities may initiate proceedings against VOXX International Corporation and/or our officers and directors as a result of any restatements. Risk factors associated with our business, including some of the facts set forth herein, are detailed in the Company's Form 10-K for the fiscal year ended February 28, 2017.

Company Contact:
Glenn Wiener, President
GW Communications
Tel: 212-786-6011
Email: gwiener@GWCco.com
- Tables to Follow -

VOXX International Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands, except share and per share data)

	August 31, 2017	February 28, 2017
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$45,821	$956
Accounts receivable, net	70,956	79,971
Inventory, net	142,053	122,352
Receivables from vendors	617	634
Prepaid expenses and other current assets	23,543	12,332
Income tax receivable	1,644	1,596
Assets held for sale, current	—	55,507
Total current assets	284,634	273,348
Investment securities	8,763	10,388
Equity investments	21,340	21,926
Property, plant and equipment, net	66,197	65,589
Goodwill	53,916	53,905
Intangible assets, net	153,403	154,939
Deferred income taxes	23	23
Other assets	6,541	1,699
Assets held for sale, non-current	—	86,669
Total assets	$594,817	$668,486
Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$44,146	$46,244
Accrued expenses and other current liabilities	49,227	32,110
Income taxes payable	2,320	703
Accrued sales incentives	13,033	13,154
Current portion of long-term debt	6,770	9,215
Liabilities held for sale, current	—	28,641
Total current liabilities	115,496	130,067
Long-term debt, net of debt issuance costs	8,842	97,747
Capital lease obligation	849	926
Deferred compensation	3,624	3,844
Deferred income tax liabilities	28,757	27,627
Other tax liabilities	3,328	3,194
Other long-term liabilities	3,389	2,125
Liabilities held for sale, non-current	—	11,641
Total liabilities	164,285	277,171
Commitments and contingencies
Stockholders' equity:
Preferred stock:
No shares issued or outstanding	—	—
Common stock:
Class A, $.01 par value, 60,000,000 shares authorized, 24,068,105 and 24,067,444 shares issued and 21,900,011 and 21,899,370 shares outstanding at August 31, 2017 and February 28, 2017, respectively	256	256
Class B Convertible, $.01 par value, 10,000,000 shares authorized, 2,260,954 shares issued and outstanding	22	22
Paid-in capital	295,847	295,432
Retained earnings	173,445	159,369
Accumulated other comprehensive loss	(15,478)	(43,898)

Treasury stock, at cost, 2,168,094 and 2,168,074 shares of Class A Common Stock at August 31, 2017 and February 28, 2017, respectively	(21,176)	(21,176)
Total VOXX International Corporation stockholders' equity	432,916	390,005
Non-controlling interest	(2,384)	1,310
Total stockholders' equity	430,532	391,315
Total liabilities and stockholders' equity	$594,817	$668,486

VOXX International Corporation and Subsidiaries
Unaudited Consolidated Statements of Operations and Comprehensive Income
 (In thousands, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
Net sales	$113,470	$118,325	$228,293	$232,225
Cost of sales	85,049	85,882	169,728	167,809
Gross profit	28,421	32,443	58,565	64,416

Operating expenses:
Selling	10,652	9,924	23,061	21,306
General and administrative	20,640	18,021	40,837	38,148
Engineering and technical support	7,383	6,609	14,037	14,655
Total operating expenses	38,675	34,554	77,935	74,109
Operating loss	(10,254)	(2,111)	(19,370)	(9,693)

Other (expense) income:
Interest and bank charges	(1,843)	(1,729)	(3,635)	(3,293)
Equity in income of equity investees	1,927	1,545	3,730	3,353
Investment gain	1,416	0	1,416	0
Other, net	(7,629)	223	(8,636)	(257)
Total other (expense) income, net	(6,129)	39	(7,125)	(197)

Loss from continuing operations before income taxes	(16,383)	(2,072)	(26,495)	(9,890)
Income tax expense (benefit) from continuing operations	3,465	(5,543)	(3,963)	(6,940)
Net (loss) income from continuing operations	(19,848)	3,471	(22,532)	(2,950)

Net income (loss) from discontinued operations, net of tax (Note 2)	34,931	(2,167)	32,710	(1,866)
Net income (loss)	15,083	1,304	10,178	(4,816)
Less: net loss attributable to non-controlling interest	(2,023)	(1,716)	(3,898)	(3,528)
Net income (loss) attributable to VOXX International Corporation	$17,106	$3,020	$14,076	$(1,288)

Other comprehensive income (loss):
Foreign currency translation adjustments	20,480	(680)	27,839	3,516
Derivatives designated for hedging	(134)	(21)	(1,186)	(512)
Pension plan adjustments	1,810	6	1,690	(52)
Unrealized holding gain (loss) on available-for-sale investment securities, net of tax	81	(3)	77	(8)
Other comprehensive income (loss), net of tax	22,237	(698)	28,420	2,944
Comprehensive income attributable to VOXX International Corporation	$39,343	$2,322	$42,496	$1,656

Earnings (loss) per share - basic:
Continuing operations	$(0.74)	$0.21	$(0.77)	$0.02
Discontinued operations	$1.45	$(0.09)	$1.35	$(0.08)
Attributable to VOXX International Corporation	$0.71	$0.12	$0.58	$(0.05)

Earnings (loss) per share - diluted:
Continuing operations	$(0.74)	$0.21	$(0.77)	$0.02
Discontinued operations	$1.45	$(0.09)	$1.35	$(0.08)
Attributable to VOXX International Corporation	$0.71	$0.12	$0.58	$(0.05)

Weighted-average common shares outstanding (basic)	24,160,680	24,160,324	24,160,502	24,160,324
Weighted-average common shares outstanding (diluted)	24,160,680	24,242,447	24,160,502	24,255,341

Reconciliation of GAAP Net Income (Loss) Attributable to VOXX International Corporation to EBITDA, Adjusted EBITDA and Diluted Adjusted EBITDA per Common Share
 (In thousands, except share and per share data)

	Three Months Ended August 31,		Six Months Ended August 31,
	2017	2016	2017	2016
Net income attributable to VOXX International Corporation	$17,106	$3,020	$14,076	$(1,288)
Adjustments:
Interest expense and bank charges (1)	1,730	1,722	3,406	3,310
Depreciation and amortization (1)	4,340	4,247	8,477	8,490
Income tax expense (benefit)	6,207	(2,261)	2,144	(3,653)
EBITDA	29,383	6,728	28,103	6,859
Stock-based compensation	157	188	299	363
Gain on sale of discontinued operation	(36,118)	—	(36,118)	—
Loss on forward contracts attributable to sale of business	6,618	—	6,618	—
Investment gain	(1,416)	—	(1,416)	—
Adjusted EBITDA	$(1,376)	$6,916	$(2,514)	$7,222
Diluted income per common share attributable to VOXX International Corporation	$0.71	$0.12	$0.58	$(0.05)
Diluted Adjusted EBITDA per common share attributable to VOXX International Corporation	$(0.06)	$0.29	$(0.1)	$0.3

(1) For purposes of calculating Adjusted EBITDA for the Company, interest expense and bank charges, as well as depreciation and amortization have been adjusted in order to exclude the non-controlling interest portion of these expenses attributable to EyeLock LLC.